Exhibit 99.2

SUPPLEMENTAL INFORMATION
The purpose of this exhibit is to provide additional information related to McDonald's Turnaround Plan and financial updates, including changes to its financial targets in the areas of ownership strategies, capital structure, asset optimization and overall spending. This exhibit should be read in conjunction with Exhibit 99.1.
Outlook
While the Company does not provide specific guidance on earnings per share, the following global and certain segment-specific information is provided to assist in forecasting the Company’s future results for the remainder of 2015, as well as 2016 and over the long term in connection with our Turnaround Plan. While still in the early stages, we believe our Turnaround Plan is starting to generate the change needed to reposition McDonald's as a modern, progressive burger company, and expect comparable sales to be positive in all segments in the fourth quarter 2015.
2015

•
Changes in Systemwide sales are driven by comparable sales and net restaurant unit expansion. The Company expects net restaurant additions to add approximately 2 percentage points to 2015 Systemwide sales growth (in constant currencies), most of which will be due to the 829 net restaurants (981 net traditional openings less 152 net satellite closings) added in 2014.

•
The Company does not generally provide specific guidance on changes in comparable sales. However, as a perspective, assuming no change in cost structure, a 1 percentage point change in comparable sales for either the U.S. or the International Lead Markets segment would change annual diluted earnings per share by about 4 cents.

•
With about 75% of McDonald's grocery bill comprised of 10 different commodities, a basket of goods approach is the most comprehensive way to look at the Company's commodity costs. For the full year 2015, the total basket of goods cost is expected to increase 1.0%-1.5% in the U.S., and to be flat to up 1% in the International Lead Markets segment.

•	The Company expects full-year 2015 selling, general and administrative expenses to increase between 2%-4% in constant currencies.

•	Based on current interest and foreign currency exchange rates, the Company expects interest expense for the full-year 2015 to increase about 8% compared with 2014 due to higher average debt balances.

•
A significant part of the Company's operating income is generated outside the U.S., and about 40% of its total debt is denominated in foreign currencies. Accordingly, earnings are affected by changes in foreign currency exchange rates, particularly the Euro, British Pound, Australian Dollar and Canadian Dollar. Collectively, these currencies represent approximately 70% of the Company's operating income outside the U.S. If all four of these currencies moved by 10% in the same direction, the Company's annual diluted earnings per share would change by about 25 cents.

•	The Company expects the effective income tax rate for the full-year 2015 to be at the low end of the existing 31%-33% range.

•
The Company expects capital expenditures for 2015 to be approximately $2 billion. About half of this amount will be used to open new restaurants. The Company expects to open about 1,000 restaurants including approximately 400 restaurants in affiliated and developmental licensee markets where the Company does not fund any capital expenditures. The Company expects net additions of about 300 restaurants, reflecting 700 restaurant closings. The remaining capital will be used to reinvest in existing locations.

2016

•
In constant currencies, the Company is targeting Systemwide sales growth of 3%-5% and operating income growth of 5%-7%, excluding potential charges in 2016 associated with executing against our refranchising strategy and cost-saving initiatives. The Company does not intend to provide updates on these targets throughout the year.

•	For the full-year 2016, the total basket of goods is expected to be relatively flat or decrease slightly in the U.S. and increase about 2% in the International Lead Markets segment.

•
The effective income tax rate for the full-year 2016 is expected be in the 31%-33% range. Some volatility may be experienced between the quarters resulting in a quarterly tax rate outside of the annual range.

•
The Company expects capital expenditures for 2016 to be approximately $2.0 billion, split between opening about 1,000 new restaurants and reinvesting in existing restaurants. The Company expects net additions of about 500 restaurants, reflecting over 400 restaurant closings.

•
The Company plans to optimize its capital structure and increase its cash return to shareholders target to about $30 billion for the three-year period ending 2016. The vast majority of the $10 billion increase over our previous target is expected to be funded by issuing additional debt.

Long-term

•
The Company expects to refranchise about 4,000 restaurants with franchised restaurants accounting for approximately 93% of global restaurants by the end of 2018. This will position the Company to meet its new longer-term goal to become 95% franchised. The majority of the refranchising will take place in the High Growth and Foundational Market segments.

•
The Company expects to realize net annual G&A savings of about $500 million, the vast majority of which is expected to be realized by the end of 2017. This reflects a 20% reduction from the Company's G&A base at the beginning of 2015. These savings will be realized through our refranchising efforts, streamlining across corporate, segment and market organizations, primarily in non-customer facing functions, and realizing greater efficiencies in the Company's Global Business Services platform. This target excludes the impact of foreign currency changes.

2